Exhibit 99 (h) (12)

FIRST AMENDMENT TO
 EXPENSE LIMITATION AGREEMENT

THIS FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT (this “Amendment”) is made effective as of February 28, 2018, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Hennessy Technology Fund (the “Fund”), and Hennessy Advisors, Inc., the Fund’s investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser and the Trust previously entered into an Expense Limitation Agreement, dated as of February 28, 2017 (the “Agreement”), pursuant to which the Adviser agreed to limit the operating expenses of Investor Class and Institutional Class shares of the Fund; and

WHEREAS, the term of the Agreement expires on February 28, 2018, and the parties wish to extend such term through February 28, 2019, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. The term of the Agreement is extended through February 28, 2019.

2. Except as herein modified or amended, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

* * *

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by their duly authorized officers, all as of the day and year first above written.

HENNESSY ADVISORS, INC.

By:          /s/ Neil J. Hennessy
Neil J. Hennessy
Chief Executive Officer

HENNESSY FUNDS TRUST

By:          /s/ Neil J. Hennessy
Neil J. Hennessy
President

Signature Page to First Amendment to Expense Limitation Agreement